Exhibit 99.1

Invitae Reports Preliminary 2020 Financial Results of More Than $278 Million in Revenue and More Than 655,000 in Billable Volume

— Presenting at the 39th Annual J.P. Morgan Healthcare Conference on January 12, 2021 at 10:50 a.m. Eastern/7:50 a.m. Pacific —

SAN FRANCISCO, January 11, 2020 – Invitae Corporation (NYSE: NVTA), a leading medical genetics company, announced preliminary unaudited full-year 2020 results, reporting strong growth in volume and revenue, signaling continued momentum into 2021.

“We are very pleased by the acceleration of our business in 2020, particularly in light of the impact of the COVID-19 pandemic on the healthcare system throughout the year,” said Sean George, Ph.D., co-founder and chief executive officer of Invitae. “Our results underscore the strength of our customer relationships, our continued ability to execute and the benefits of the investments we’ve made in expanding our menu, services and platform. The growth in testing during this time of unrelenting stress on the healthcare system further demonstrates the expanding value genetic information is providing patients as they and their physicians face health challenges and decisions.”

Preliminary, unaudited financial results and other metrics for 2020

•	Generated revenue of more than $278 million in 2020, an approximate 28% increase from $217 million in 2019

•	Reported billable volume of more than 655,000 in 2020, an approximate 40% increase from billable volume of 469,000 in 2019

•	Announced year-end 2020 cash, cash equivalents, restricted cash and marketable securities of more than $360 million as of December 31, 2020

Outlook for 2021

Looking ahead to 2021 and factoring in the continued impact associated with the COVID-19 pandemic, Invitae reiterates its stated outlook for revenue growth targets of 50% - 60% annual growth over the next few years consistent with its view at the time of the announcement of the ArcherDX acquisition. Invitae anticipates generating revenue in excess of $450 million in 2021.

“We are confident we will continue growing rapidly in 2021, even as we navigate the continued pressure the pandemic is placing on clinicians,” said Dr. George. “Our momentum coming out of 2020 and the underlying strength and breadth of our platform enable us to recognize and overcome these challenges while continuing to drive the acceleration of the adoption of genetics in mainstream medicine as the new standard of care.”

Invitae has not completed preparation of its financial statements for the fourth quarter or full year 2020. The preliminary, unaudited results presented in this press release for the year ended December 31, 2020 are based on current expectations and are subject to adjustment. Actual results may differ materially from those disclosed in this press release. Invitae will report its full financial results and other metrics during its fourth quarter and year-end 2020 conference call in February.

Invitae’s Presentation at 39th Annual J.P. Morgan Healthcare Conference

Invitae will present at the 39th Annual J.P. Morgan Healthcare Conference on Tuesday, January 12, 2021 at 10:50 a.m. Eastern/7:50 a.m. Pacific. Following the company presentation, management will participate in a breakout session at 11:10 a.m. Eastern/8:10 a.m. Pacific. The 2021 J.P. Morgan Healthcare Conference is being held virtually via webinar. A live webcast of both the presentation and the breakout session may be accessed at the following direct link or by visiting the investors section of the company’s website at ir.invitae.com. Public listeners can access an audio and slide recording of the session, which will be available shortly after the conclusion of the presentation and breakout session on the investors section of the company’s website at ir.invitae.com.

About Invitae

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s preliminary financial results for 2020, including billable volume, revenue, cash, cash equivalents, restricted cash and marketable securities; the company’s guidance for 2021, including revenue levels; revenue growth targets; the company’s beliefs regarding its ability to grow rapidly in 2021; the company’s beliefs about its ability to continue to drive the acceleration of the use of genetics throughout mainstream medicine; the company’s beliefs about its ability to recognize and overcome certain challenges; the company’s beliefs regarding the strength of various attributes of its business that it believes prove a basis for such growth; the company’s beliefs regarding the benefits of its acquisitions; and the company’s beliefs regarding the momentum in its business and the drivers of such momentum. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: actual results for the fourth quarter and full year 2020, the year-end close process and audit of the company’s financial statements; the company’s ability to build on momentum in its business and the drivers of momentum; the impact of the COVID-19 pandemic on the company’s business; the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to compete; the company’s ability to develop and commercialize new tests and expand into new markets; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately, consistently, and quickly; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company’s ability to successfully integrate acquired businesses, and the benefits to the company of any such acquisitions; laws and regulations applicable to the company’s business; the impact of litigation on the company’s business; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Source: Invitae Corporation

Contact:

Laura D’Angelo

ir@invitae.com

(628) 213-3369

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